CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Foamex International Inc. on Forms S-3 (File Nos. 33-88218, 33-85488 and 33-92156) and Forms S-8 (File Nos. 33-74264 and 33-94154) of our report dated March 4, 1998, except as to the information presented in Note 1 and Note 17, for which the date is March 23, 1998, on our audits of the consolidated financial statements and financial statement schedules of Foamex International Inc. and subsidiaries as of December 28, 1997 and December 29, 1996, and for the years ended December 28, 1997, December 29, 1996 and December 31, 1995, which report is included in this Annual Report on Form 10-K/A-2.






PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 21, 1998